Exhibit 99.1

For More Information:

Joseph Hassett
Gregory FCA Communications
610-642-8253
JoeH@gregoryfca.com

For Immediate Release:

a21 Announces Key Strategic Initiatives

Company Implements Consolidation and Restructuring to Improve Profitability and Prepare for Growth Initiatives

JACKSONVILLE, Fl. — September 12, 2007 - a21, Inc. ("a21") (OTCBB: ATWO), a leading online digital content marketplace, today announced an organizational consolidation and restructuring as part of its strategy to move closer to profitability and to better address emerging growth opportunities.

John Ferguson, Chief Executive Officer of a21, said, “Our markets are at an inflection point that is creating significant growth opportunities.  We are focusing our resources, talent and experience to capitalize on this dynamic shift in our markets.  It is important that we free up resources and improve overall efficiency to bring us closer to profitability in the near term.  By consolidating offices, reducing costs, and reorganizing our team, we believe we will be better prepared to launch exciting new growth initiatives and introduce new products we have developed to meet the needs of a rapidly evolving market.”

Among the changes undertaken, the Company will consolidate ArtSelect’s administrative and other business support positions from Fairfield, Iowa into the Company’s Jacksonville, Florida headquarters.  In addition, SuperStock’s team will be reorganized to support the Company’s growth initiatives.  These changes are also expected to improve operational efficiency, strengthen and streamline the organization, and better leverage the Company’s resources through a tighter integration of the operating units.

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Mr. Ferguson continued, “We believe that these actions allow us to better serve our customers, distributors and channel partners with innovative new product and service development.  I am confident in our dedicated team and in their commitment to achieving our vision of profitable growth through industry leadership.  In the coming weeks, we expect to implement our growth initiatives and outline our long-term vision.  These plans are designed to meet the creative needs of the marketplace and to create significant value for our stockholders.”

Tom Costanza, a21’s Chief Financial Officer, added, “The consolidation of our administrative and business support infrastructure is expected to yield an improvement of $1.0 million to annualized operating results and cash flows as well as improve operating efficiency by centralizing management and operations.  Additionally, we are studying our capitalization and debt structure and hope to find ways to further improve our cash flows and liquidity.  We believe these operational improvements put the Company in a much better position to accomplish this.”

About a21

a21 (www.a21group.com) is a leading online digital content company. Through SuperStock (www.superstock.com; www.superstock.co.uk; and www.purestockx.com), and ArtSelect (www.artselect.com), a21 delivers high quality images, art framing, and exceptional customer service. a21 and its companies, with offices in Florida, Iowa, New York City, and London, we provide valuable and viable choices to key business partners and customers in the stock image, art and wall decor industries.

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.'s expectations, intentions, strategies, and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.'s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.'s management.

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